                                                                    EXHIBIT 99.1

            WINTHROP RESIDENTIAL ASSOCIATES II, A LIMITED PARTNERSHIP
                            FORM 10-QSB JUNE 30, 2003

SUPPLEMENTARY INFORMATION REQUIRED PURSUANT TO SECTION 9.4 OF
THE PARTNERSHIP AGREEMENT

     1. Statement of Cash Available for Distribution for the three months ended June 30, 2003:

          Net loss                                                $  (48,000)
          Add:     Equity in loss of Local Limited Partnership        106,000
                   Depreciation                                        97,000
                   Amortization                                         3,000
                   Cash from reserves                                 290,000
                                                                  ------------

          Cash Available for Distribution                         $   448,000
                                                                  ============

          Distributions allocated to General Partners             $    23,000
                                                                  ============

          Distributions allocated to Limited Partners             $   425,000
                                                                  ============

     2. Fees and other compensation paid or accrued by the Partnership to the general partners, or their affiliates, during the three months ended
          June 30, 2003:

              Entity Receiving                            Form of
                Compensation                            Compensation                   Amount
          -------------------------    --------------------------------------------   --------
          General Partners             Interest in Cash Available for Distribution    $ 23,000

          WFC Realty Co., Inc.
          (Initial Limited Partner)    Interest in Cash Available for Distribution    $     85


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